ENERGY WEST  Incorporated
              No. 1 First Avenue South, P. 0. Box 2229
                     Great Falls MT 59403-2229

                         Notice of Meeting
                         November  21, 1996


Dear Shareholders,
The Board of Directors joins me in extending to you a cordial invitation to attend the 1996 Annual Meeting of Shareholders of ENERGY WEST Incorporated (the Company). The meeting will be held on:
       Thursday, November 21, 1996  at
       11:00 A.M. Mountain Standard Time in the
       Missouri Room of the Great Falls Civic Center located at Park Drive and Central Avenue, Great Falls, Montana, for the
following purposes:
1.      To elect seven directors to hold office for a one year term and until their respective successors are elected and have qualified.
2.      To approve a deferred incentive stock plan for directors.
3.      To ratify the appointment of independent public accountants.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on September 20, 1996 are entitled to be present and vote at the meeting; we welcome all shareholders.
                       YOUR VOTE IS IMPORTANT
Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Please sign and date the enclosed proxy and return it promptly in the enclosed envelope (no postage required) to insure that your shares will be represented at the meeting. If you attend the meeting and wish to vote in person, you may, at that time, revoke your proxy and vote at the meeting.

                 BY ORDER OF THE BOARD OF DIRECTORS


                                                      Larry D. Geske
                                             Chief Executive Officer


                     ENERGY  WEST  INCORPORATED
              No. 1 First Avenue South, P.O. Box 2229
                     Great Falls, Montana 59403

            PROXY  STATEMENT FOR THE ANNUAL MEETING  OF
             SHAREHOLDERS TO BE HELD NOVEMBER  21, 1996
GENERAL INFORMATION
The accompanying proxy is being solicited by the Board of Directors of ENERGY WEST Incorporated (the Company ) for the Annual Meeting of Shareholders to be held on November 21, 1996 at 11:00 A.M. Mountain Standard Time, in the Missouri Room of the Great Falls Civic Center located at Park Drive and Central in Great Falls, Montana and any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and a copy of the Company s Annual Report to Shareholders for the year ended June 30, 1996 is being mailed on or about October 16, 1996 to all shareholders of record on September 20, 1996.

A shareholder giving a proxy for use at the meeting may revoke such proxy prior to its exercise either by written notice, to be received by the Secretary of the Company no later than the close of business on November 20, 1996, or by appearing in person at the Annual Meeting and revoking his proxy. If no direction is given, the proxy will be voted for the four proposals set forth in the accompanying Notice of Meeting. A shareholder who has revoked his proxy may choose to vote his shares by executing another proxy or by voting in person at the Annual Meeting or may abstain from voting. A shareholder may, if he deems it advisable, strike the names of management s proxy holders on the accompanying proxy and insert names of his own choosing.

Only shareholders of record at the close of business on September 20, 1996, may vote at the meeting or any adjournment thereof. There are issued and outstanding 2,254,138 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the meeting. Each shareholder of record is entitled to one vote for each share registered in his or her name as of the record date, except that each shareholder is entitled to cumulate his votes in electing directors by multiplying the number of votes to which he may be entitled by the number of directors to be elected and casting all such votes for one candidate or distributing them among any two or more candidates. To vote cumulatively, the shareholder must write the words cumulative for , followed by the number of shares to be voted and name of the nominee or nominees selected on the line provided under item No. 3 of the proxy. The seven nominees for director receiving the highest number of votes at the meeting will be elected.
Expenses in connection with the solicitation of proxies will be paid by the Copany. Proxies are being solicited primarily by mail but, in addition, officers and regular employees of the Company who will receive no extra compensation for their efforts may solicit proxies by telephone, telegraph, or personal calls. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.
For purposes of determining whether a proposal has received a majority vote, abstentions will not be included in the vote total, and, therefore, will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners of Common Stock who have not returned a proxy (so-called Broker Non-Votes ), those shares will not be included in the vote totals, and, therefore, will have no effect on the outcome of the vote. Shares held by holders who are either present in person or represented by proxy who abstain or for whom the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters. The Board of Directors is comprised of between five and nine members. Seven directors are currently proposed for election, all of whom, with the exception of Mr. Geske are not employees of the Company. The business affairs of the Company are managed under the general direction of the Board, although it is not involved in day-to-day operations. The Board of Directors held four meetings since the last annual meeting held November 6, 1995. Six incumbent members of the Board are standing for reelection. Mr. Tim Moylan died tragically in the late summer of 1996 and Mr. John Reichel has announced his retirement from the Board at the conclusion of the current term. ELECTION OF DIRECTORS
The following persons have been nominated to serve one-year terms or until their successors are elected and have qualified.
    Ian B. Davidson       David A. Flitner       Larry D. Geske
  Thomas N. McGowen,  Jr.      G. Montgomery Mitchell        George Ruff
  Dean South
Each of the nominees for director is a member of the present Board of Directors with the exception of Mr. Ruff who is proposed a s aboard member for the first time with this proxy. It is intended that the proxies in the form enclosed will be voted for the election of the nominees named above by regular or cumulative voting, unless authority to do so is withheld as provided in the proxy. The persons named in the proxy have the right, under the conditions stated in
 General Information, page 2, to cumulate their votes and distribute them among the nominees, at their discretion, unless otherwise specifially instructed. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which is not anticipated), the proxies will be voted for such substitute nominees as the proxy holders may determine. The seven nominees for director receiving the highest number of votes will be elected. With the exception of Mr. Ruff, the remaining six directors are submitted for election at this time in accordance with a resolution adopted by the directors at the Board meeting on August 29, 1996. Mr. Ruff was nominated by resolution of the Board at a special meeting of the Board held
October  9, 1996.
             THE BOARD of  DIRECTORS  of  THE COMPANY
               RECOMMENDS APPROVAL  OF EACH  NOMINEE.

INFORMATION ABOUT DIRECTORS AS OF JUNE 30, 1996 APPEARS BELOW:
Ian B. Davidson, has been a Director of the Company since 1969. Mr. Davidson has served as Chairman and Chief Executive Officer of D. A. Davidson & Co. since 1970. He is a Director of Plum Creek Management Company of Seattle, Washington; serves on the Board of Governors of the Pacific Coast Stock Exchange and the National Association of Securities Dealers.

David A. Flitner, has been a Director of the Company since 1988. He is owner of Flitner Ranch and Hideout Adventures, Inc.

Larry D. Geske, has been employed by the Company since 1975. He became President and Director of the Company in 1978, and in 1979, he was appointed to the position of Chief Executive Officer of the Company. He is a Director of American Gas Association as Chairman of the AGA Small Utilities Coordinating Council, the Great Falls Dodgers Baseball Club.

Thomas N. McGowen, Jr., has been a Director of the Company since 1978. Mr. McGowen is a retired attorney and is past President and Chairman of the Board of Pabst Brewing Company. He is a Director of Federal Signal Corporation and Ribi Immunchem Corporation.

G. Montgomery Mitchell, has been a Director of the Company since 1984. Mr. Mitchell was Senior Vice President and Director of Stone and Webster Management Consultants, Inc. from August 1980 until his retirement in 1993 and continues with Stone and Webster as a senior advisor and consultant. Mr. Mitchell is a Director of Mobile Gas Services Corporation (Alabama).

Dean South, is proposed for a Director seat for the first time at this meeting. He currently ranches north of Helena, Montana. Mr. South has been active in the management of propane distribution companies for most of his career. In 1991 he retired from that industry having served as Vice President of Western Operation for Heritage Propane Corporation from October of 1989 until his retirement in 1991. From 1986 until 1989 he served as President and Chief Operating Officer of Louis Dreyfus Propane Corporation. From 1981 until 1986 he served as President of Northern Energy Company which subsequently merged with Louis Dreyfus Propane. He was appointed in August, 1996 to fill the unexpired term of Mr. Moylan as a Director for ENERGY WEST, Inc.


George Ruff is proposed for a Director seat for the first time at this meeting. Mr. Ruff is currently Vice President of Montana Operations for U. S. est, Incorporated. He has held that position since June of 1983. He has been employed in the telecommunications industry for over thirty years. He is also a director of Norwest Bank, the Political Education Council of Montana, the Montana Taxpayers Association and the Montana Tech Foundation.

THE BOARD AND COMMITTEES  OF THE BOARD
The Company has a Compensation Committee which consisted during the fiscal year of Messrs. Davidson, McGowen and Moylan. The Compensation Committee met four times during the year. It has the responsibility to make recommendations to the full board regarding base salaries of officers and certain pay for performance plans or other compensation matters. The Company also has an Audit Committee which during the fiscal year consisted of Messrs. Flitner, Mitchell and Reichel. The Audit Committee met four times during the year and has responsibility of reviewing the annual audit and making recommendations to the full board regarding accounting matters that come to its attention.


Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Directors of the Company are elected at the Annual Meeting of Shareholders and serve until their successors are duly elected and qualified. No director attended fewer than 75% of the board and committee meetings on which he served. The Company paid its outside directors the following fees in the fiscal year:
 Annual fee                    $3,000 per year;
 Board Meeting Fee        $750 per Meeting;
 Committee Meeting        $375 per Committee Meeting unless held in
               conjunction with a Board Meeting, in such case the
             fee for the meeting is $100.

For Board or Committee meetings held by telephone conference the rate is one half the regular rate indicated above. Furthermore, each Director receives an annual award of Company Stock. The amount of stock purchased is determined by an amount equal to a percentage of Director s compensation equivalent to the highest percentage of compensation paid in incentives to any member of the management incentive plan. For example, if the highest percentage of compensation paid out as incentive under the management incentive plan was 30%, that same 30% would be applied to the total compensation paid to each director during the fiscal year to arrive at a dollar amount. Those incentive dollars would then be utilized to purchase ENERGY WEST stock on behalf of each director. During the fiscal year, $16,634 was paid out in aggregate to the existing outside members of the Board as executive compensation in lieu of stock pending the shareholder approval of the Deferred Compensation Plan for Directors.
The Company also provides natural gas service at a 50% discount to those Directors who reside within the Company s service area.
Deferred Compensation Plan for Directors.

ENERGY WEST has established, subject to shareholder approval, the ENERGY WEST Incorporated Deferred Compensation Plan (the Plan ). The Plan provides the opportunity for Directors of ENERGY WEST to defer receipt of all or part of their director s fees on a pre-tax basis. There are two components of Directors compensation. As noted above, there are annual fixed fees paid to the Directors. In addition, the Plan provides for Incentive Awards to be made to Directors, consisting of an amount equal to the product of the fees paid to a director and the greatest percentage of incentive compensation (as a percent of base salary) paid to employees receiving a bonus under the ENERGY WEST Management Incentive Plan.

The Incentive Awards are paid only in shares of ENERGY WEST common stock. The standard fees of a director are paid in cash, or the Director may elect to receive an equivalent amount of stock. With respect to the standard fees paid to a Director, the Director may choose to defer payment of the fees, to a later time. If the Director has elected to receive stock in lieu of some or all of the fees, the director may also elect to have the stock awarded as an Incentive Award also deferred and delivered at a later time.

In the event that a Director elects to defer the stock portion of his or her fees or Incentive Awards, the stock to be deferred is converted into Stock Equivalents of ENERGY WEST common stock and credited to a Deferred Account maintained for each Director. Such Stock Equivalents are not actual shares of common stock of ENERGY WEST, but are bookkeeping entries credited to the Deferred Account representing the value of the Common Stock at the date it would otherwise be paid to the Director. This account is credited with an amount equal to appreciation or depreciation in the value of the common stock and also with an amount equal to dividends which are paid on ENERGY WEST common stock. Any cash amount that is deferred earns interest at the prime rate.

The Deferred Account is paid to a director as the director designates in a deferral notice. The amount is also paid in the event of the Director s death, or in the event of a change of control of ENERGY WEST. In addition, there is a provision permitting payment in the event of an unforeseen emergency relating to the Director.

It is intended that the amounts deferred under the Plan will be exempt from federal and state income taxes until actually paid to the Director. Amounts which are not deferred are currently taxable when paid to the Director. The Plan would authorize up to 100,000 shares of ENERGY WEST Common Stock to be issued under the Plan.
THE BOARD OF DIRECTOR  S RECOMMENDS APPROVAL
OF THE DIRECTORS DEFERRED INCENTIVE STOCK PLAN.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company on or about June 30, 1996 by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, and by all executive officers and directors as a group.
Name and Address of Beneficial Owner or Group    Number of Shares   %Ownership

Ian B. & Nancy Davidson
Flood Road, Great Falls                               639,101 (a)     28%

Larry D. & Sandy Geske
4 Meadowlark Ridge, Great Falls Mt                    113,700 (b&c)    5% (b&c)

Thomas N. McGowen, Jr.                                    3,342        (d)

G. Montgomery Mitchell                                    7,342        (d)

David Flitner                                             3,524        (d)

All executive officers and directors as a group
(12 persons)                                            836,100         37% (c)


(a) Shares shown as owned by the Davidson s are owned in joint tenancy with rights of survivorship, Mr. and Mrs. Davidson have sole power to vote and to dispose of the shares.
(b) Mr. Geske owns 48,560 in his own name with sole power to vote and dispose of the shares. Certain of these shares are incentive stock options which could have been acquired within 60 days of Jun 30, 1996. These option shares amount to 4,000 for Mr. Geske. That sum also includes shares held in the Company s Employee Stock Ownership Plan (ESOP). There were 11,817 shares in the ESOP allocated to Mr. Geske at the end of the fiscal year. Mr. Geske also owns jointly with his wife 31,000 shares of stock for which they share the power to vote and dispose of the shares. Included in the total in the chart above are 6,000 shares owned solely by Mrs. Geske and for which she has sole power to vote and dispose of the stock.
(c) Included are shares allocated to the Company s employee stock ownership plan which in accordance with SEC rules are considered to be beneficially owned.
(d)  consists of less than 1%
(e) share ownership mentioned above has sole investment and voting power unless otherwise noted.

Section 16 (a) Beneficial Ownership Reporting Compliance.
Under the securities laws of the United States, the Company s directors, its executive officers, and any persons holding more than ten percent of the Company s stock are required to report their ownership of the Company s.
common stock and any changes in that ownership to the Securities Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on these date during fiscal 1993 and each year thereafter. All of these filing requirements were satisfied by its directors and ten percent holders in fiscal year 1994. However, in fiscal 1995, Larry Geske failed to timely report on the purchase of 10,000 shares and Bill Quast failed to file, on a timely basis, one report relating 880 shares of stock he acquired during that fiscal year. In fiscal 1996, Ian Davidson failed to file one report relating to the reinvestment of dividends totaling 14,902 shares. In that same year Sheila Rice failed to file one report respecting the transfer of 285 shares. In making these statements, the Company has relied on the written representations of its directors and officers and its ten percent holders and copies of the reports they have filed with the commission.


EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
To Our Shareholders: The Compensation Committee of the Board of Directors (the
 Committee ) reviews each salary adjustment for the Company s officers and recommends those adjustments to the full board. The Committee also provides recommendations to the full Board regarding contributions to the Company s Management Incentive Plan, the Company s Incentive Stock Option Plan, as well as the Employee Stock Ownership Plan (ESOP). It also provides recommendations regarding Director Compensation. The Committee s objectives are as follows:

1. The Committee seeks to attract and retain the necessary management talent to successfully lead the Company. The Committee believes it must provide a compensation package which is competitive in the marketplace with other comparable companies.
2. The Committee encourages decision making that enhances shareholder value. The Committee believes that this objective is met by linking executive pay to corporate performance.
3. The Committee seeks to promote a close identity of interest between management and the Company s shareholders. The committee believes its CEO compensation plan, the Employee Stock Ownership Plan and the Company s Incentive Stock Option Plan promote this objective.

Total Compensation for executive officers is determined by marketplace survey data, Company performance and individual performance. A control point and a salary range is established for each executive based on market information of companies in the gas utility industry. Each executive receives a base salary and annual incentive award which when combined place the executive within the salary range for the position. The amount of the incentive award varies based upon performance nuance. Incentive awards have traditionally ranged from 12% to 50% of base salary.
Compensation for the Chief Executive Officer is accomplished through a combination of annual incentive awards pursuant to the Company s Management Incentive Plan and a deferred cash incentive plan. The Management Incentive Plan provides for the payment of a cash bonus depending on two criteria, growth in earnings per share relative to a predetermined target and achieving a return on equity in the top 40% of Companies considered to be peer companies by Edward
D. Jones & Company. The annual cash incentive awarded under this plan increases as the Company s performance, as measured by these two criteria, improves.
The deferred cash incentive plan has been approved by the Compensation committee effective July 1, 1995. The plan calls for the payment of a cash amount in lieu of salary increases. The cash amount is calculated by a formula that is governed by the total return to the ENERGY WEST shareholder. Cash payments under this plan are calculated by a formula tied to total shareholder return (dividends and stock price appreciation). It is designed to be equivalent to a salary adjustment of 3% if the Company s growth in total return is commensurate with the total return growth of 7.93%, which is equivalent to the S&P Utility average growth over the five year period ending June 30, 1995. The cash contributions calculated by that formula are deferred for three years from the year in which they are earned and paid out in that third year. If the CEO retires at or after age 65 he is entitled to the total cash balance existing in his deferral account at the time of his retirement. The plan, therefore, eliminates base wage increases and replaces them with an incentive tied to increases in shareholder value.

             MEMBERS  OF  THE  COMPENSATION  COMMITTEE
Ian Davidson, Compensation Committee Chairman; Tom McGowen, Jr.; Tim Moylan

The table following sets forth the cash compensation of the executive officers of the Company earning compensation in excess of $100,000.

                     SUMMARY COMPENSATION TABLE

         Annual Compensation                 Long-Term Compensation
                                  Other                        LTIP    All
Name and                          Annual  Restrict-           Payouts other
Principal                         Compen- ing Stock Options/   ($)    Compen-
Position   Year   Salary   Bonus  sation   Awards   SAR(#)(1)         sation(2)

Larry D.
Geske,     1994  $101,971  $25,470    0       0      25,000     0      18,050
President  1995  $104,972  $52,507    0       0      15,000     0      18,906
and CEO    1996  $104,972  $17,979(3) 0       0       5,000     0      20,174








(1) Consists of stock options held at the end of the fiscal year. 5,000 of such options are limited to the amount that can be exercised in the period. Of that 5,000 Mr. Geske could have exercised 2,000, 3,000 and 4,000 for the respective fiscal years 1994, 1995 and 1996.
2) Includes amounts contributed to the ENERGY WEST Money Purchase Defined Contribution
Plan on behalf of Mr. Geske in the following amounts for the fiscal years
1994, 1995, and 1996
shown respectively $12,634, $13,044 and $15,477; also includes amounts contributed to the ENERGY WEST Employee Stock Ownership Plan in the following amounts for the fiscal years shown respectively $3,976, $4,422 and $4,426; finally, the amount shown includes amounts expended by the Company to be used at the employee s discretion to purchase benefits from a cafeteria plan menu. Those amounts for the periods shown are as follows respectively: $1,440, $1,440, and $1,440.
(3) Represents amount set aside for Mr. Geske pursuant to the CEO Deferred Compensation Plan.

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to shareholders of ENERGY WEST Incorporated during the five year period ended June 30, 1996, as well as an overall stock market index (S&P 500 Index) and the peer group index (S&P Utility Index).

*******************************************************************
             COMPARISON OF FIVE YEAR CUMULATIVE RETURNS

250----------------------------------------------------------------
                                                         2
                                                         0
                                           1       1   1 7 1
                                           8       8   8 @ 9
200------------------------------- 1       5     1 8   9 @ 1  -----
                                   7       #     6 #   = @ #
                                   2       #   1 5 #   = @ #
                               1   #       #   5 @ #   = @ #
                               4 1 #   1 1 #   3 @ #   = @ #
150----------------------- 1   3 2 #   3 3 #   = @ #   = @ #  -----
                       1 1 1   = 9 #   3 0 #   = @ #   = @ #
               1 1 1   1 1 8   = @ #   = @ #   = @ #   = @ #
               0 0 0   4 3 #   = @ #   = @ #   = @ #   = @ #
               0 0 0   = @ #   = @ #   = @ #   = @ #   = @ #
100----------  = @ #   = @ #   = @ #   = @ #   = @ #   = @ #  -----
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
 50----------  = @ #   = @ #   = @ #   = @ #   = @ #   = @ #  -----
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
               = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
       0 0 0   = @ #   = @ #   = @ #   = @ #   = @ #   = @ #
  0--  = @ #   = @ #   = @ #   = @ #   = @ #   = @ #   = @ #  -----
         |       |       |       |       |       |       |
        1990    1991    1992    1993    1994    1995    1996

    LEGEND:  = S&P Utilities
             @ S&P 500 Composite
             # ENERGY WEST, Inc.

*******************************************************************

Tabular data for the graph

                  1990      1991     1992     1993     1994     1995     1996

S&P Utilities       $0      $100     $114     $143     $133     $153     $189

S&P 500 Composite   $0      $100     $113     $129     $130     $165     $207

ENERGY WEST, INC.   $0      $100     $118     $172     $185     $188     $191


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-end Option/SAR
Values
The following table provides information with respect to the named executive officers, concerning any exercise of stock options during the fiscal year.




           Shares                Number of Unexercised   Value of Unexercised
       Acquired on     Value   Options/SARs at 6/30/96  Options/SARs at 6/30/96
Name    Exercise(#)  Realized($)  (#)Exercisable (E)     ($)Exercisable(E)
                                   Unexercisable (U)       Unexercisable (U)
Larry D.   $10,000    $35,440       4,000(E)              $33,676(E)
Geske                               1,000(U)               $8,419(U)


Values are calculated by subtracting the exercise price from the fair market value of the stock as at the fiscal year-end multiplied by the number of option shares. The average of the bid and close price for the month of June 1996 is used. That average price was $8.419.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors has appointed Ernst & Young LLP of Denver, Colorado, as independent public accountants for the Company, to examine the Company s financial statements for the current year ending June 30, 1996 and to perform other appropriate accounting services and recommends that the shareholders of the Company ratify that appointment. Ernst & Young LLP has served as the Company s independent accountants for more than thirty years, including fiscal years ended June 30, 1996, 1995, and 1994 and have no relationship with the Company other than that arising from their employment as independent public accountants. While representatives of Ernst & Young LLP will not be available to make a statement or answer questions at the meeting, the Company will, upon request, forward any shareholder inquiries to Ernst & Young LLP and forward responses thereto to interested shareholders subsequent to the meeting.
It is intended that the proxies will be voted for the ratification of the appointment of such firm unless otherwise indicated. If the appointment is not ratified by shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

 THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE SELECTION OF ERNST AND YOUNG LLP AS AUDITORS FOR FISCAL YEAR 1997.

Stockholder Proposals for 1997 Annual Meeting
In order for proposals for stockholders to be considered for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders of ENERGY WEST, such proposals must be received by the Secretary of ENERGY WEST before June 20, 1997.


Your immediate attention to completing and mailing this proxy will be greatly appreciated.

Dated: October 10 , 1996
By Order of the Board of Directors
Great Falls, Montana


                                         John C. Allen, Corporate Secretary

                                                              (406) 791-7503


EXHIBIT "A"


                         ENERGY WEST INCORPORATED
                 DEFERRED COMPENSATION PLAN FOR DIRECTORS

Section 1.     Introduction

     1.1 Establishment. Energy West Incorporated, a Montana corporation (the "Company"), hereby establishes the Energy West Incorporated Deferred Compensation Plan for Directors (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or part of their cash compensation on a pretax basis and, subject to approval of the Plan by shareholders, provide (i) the opportunity for Directors to elect to receive Fees in the form of Stock; (ii) the opportunity for an investment return on those deferrals based upon Stock Equivalents, and for payment of deferred amounts in the form of Stock; (iii) incentive compensation to Directors, to be paid only in Stock; and
(iv) the opportunity for Directors to defer receipt of such incentive compensation in the form of Stock Equivalents, and for payment of such deferred compensation in the form of Stock. Capitalized terms used herein are defined in Section 2 hereof.

     1.2 Purposes. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals, and to help attract and retain qualified Directors.

     1.3  Effective Date.     This Plan shall be effective upon
approval of the Plan by the Board; provided that, until the later of the Shareholder Approval Date or the effective date of an applicable election required pursuant to Sections 5.1 or 6.3, as the case may be, (i) no Stock shall be issued under the Plan, (ii) no deferred cash amounts shall be converted into Stock Equivalents under the Plan, and (iii) no Incentive Award shall be made under the Plan. To the extent an investment or distribution of Stock may be made under this Plan, the Plan is intended to qualify for the exemption from short swing profits under Section 16(b) of the Exchange Act, as amended, provided by Rule 16b-3 of the Securities and Exchange Commission and now in effect or as hereafter amended. In the event the shareholders of the Company do not approve this Plan at the Company's 1996 annual meeting of shareholders, a participating Director may, within thirty days after the date of such meeting, elect to terminate participation in this Plan and to receive a one-time immediate cash distribution of the entire balance in the Deferred Account.

Section 2.  Definitions

     2.1 Definitions. The following terms shall have the meanings set forth below:

          (a) "Administrative Committee" means the committee designated in Section 3 to administer the Plan.

          (b) "Applicable Percentage" shall have the meaning set forth in Section 5.2.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Change in Control" means any of the events set forth below:

                    (i)  any person, as defined in Sections
               3(a)(9) and 13(d)(3) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Company having 25% or more of the voting power in the election of directors of the Company; excluding, however, any person or an "affiliate" (as defined in the Exchange Act) of such person who was the beneficial owner of 25% or more of the outstanding shares of any class (preferred or common) of the Company's capital stock on February 29, 1996, and also excluding any acquisition or holding by the Company, its direct or indirect subsidiaries or any employee benefit plan of the Company or any such subsidiary; or

                    (ii)  at the time that individuals who, as
               of the Shareholder Approval Date, constitute the board of directors of the Company (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

          (e) "Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

          (f) "Deferred Account" means the bookkeeping account established by the Company in respect to each Director pursuant to Section 6.3 hereof and to which shall be credited (i) an amount equal to the Fees deferred by the Director and interest thereon, if any, as provided in this Plan, (ii) the Stock Equivalents into which any deferred Fees and interest are converted by election of the Director pursuant to the Plan, (iii) the Stock Equivalents credited to such Director as Incentive Awards pursuant to Section 5.2 hereof, and (iv) the Stock Equivalents credited to such Director in respect of dividends pursuant to
               Section 6.4 hereof.

          (g) "Director" means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code, and an officer who is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of the Company to serve as such.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (i) "Fair Market Value" means, with respect to Stock, as of any applicable date the last closing bid quotation with respect to a share of such Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such Stock is not so quoted, the fair market value at the time in question of a share of such Stock as determined by the Company's Board in good faith; provided, that if the Company's Common Stock is hereafter listed on a United States securities exchange registered under the Exchange Act, then "Fair Market Value" shall mean, as of any applicable date (and as the following may be applicable), the closing sale price of a share of the Company's Common Stock in question on the Composite Tape for New York Stock Exchange-Listed Stock, or, if such Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if, such Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such Stock is listed, as the case may be.

          (j) "Fees" means any annual retainer, meeting fees, and committee fees payable in cash to the Director for serving on the Board or any committee thereof, but does not include reimbursable expenses or any Incentive Award hereunder.

          (k) "Fiscal Year" means any fiscal year of the Company.

          (l)  "Incentive Award" means an award of Stock
               Equivalents pursuant to Section 5.2.

          (m)  "Incentive Plan" means the Energy West Management
               Incentive Plan.

          (n)  "Internal Revenue Code" means the Internal
               Revenue Code of 1986, as amended from time to time.

          (o) "Interest Rate" shall mean, from time to time, the annual rate of interest on U.S. Treasury Notes maturing in seven years (or if none is maturing in exactly seven years, the rate for the Treasury Note which has a maturity closest to seven years in length), as listed in the edition of the Wall Street Journal published next following the last business day of each calendar quarter, and shall be adjusted on a quarterly basis.

          (p) "Shareholder Approval Date" shall mean the date on which the Plan is approved by the shareholders of the Company.

          (q) "Stock" means the $.15 par value common stock of the Company.

          (r) "Payment Date" means each of the dates each year on which the Company pays Fees to Directors.

     2.2 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

Section 3.  Plan Administration

     The Plan shall be administered by the Administrative Committee, which shall be appointed by and serve at the pleasure of the Board. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority and discretion: (i) to impose such limitations, restrictions and conditions as shall be deemed appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The Administrative Committee's determination on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons.

Section 4.  Stock Subject to the Plan

     4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 100,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time which may be required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

     4.2 Adjustments Upon Changes in Stock. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee on an equitable basis as the Administrative Committee in its discretion determines.

Section 5.  Payment of Fees and Incentive Awards

     5.1 Form of Payment of Fees. Each Director shall have the option of (i) continuing to receive cash payment of all Fees on the Payment Dates for such Fees, or (ii) receiving a number of shares of Stock equal to the amount of Fees due, divided by the Fair Market Value of a share of Stock, determined as of the Payment Dates for such Fees; provided that a Director shall be entitled to receive Stock pursuant to (ii) above only if he or she has filed a written election with the Company, in a form prescribed by the Administrative Committee, prior to the Payment Date for the Fees to be received in Stock. Any election filed by a Director to receive Fees in Stock shall be effective until revoked, which revocation shall not become effective until the date such revocation is delivered to the Company.

     5.2 Incentive Awards. Each Director shall receive an Incentive Award following the end of each Fiscal Year equal to the product of (x) total Fees earned by such Director during such Fiscal Year, multiplied by the (y) Applicable Percentage with respect to such Fiscal Year (which Applicable Percentage will be zero if no awards are made by the Company under the Incentive Plan for that year) (such product being referred to as the "Incentive Award Value"); provided that such Director must have been a Director as of the last day of such Fiscal Year in order to be eligible for an Incentive Award with respect to such Fiscal Year. As used herein, the "Applicable Percentage" means the greatest (in percentage terms and not in absolute dollar terms) of the amounts of incentive compensation awarded to eligible participants pursuant to the Incentive Plan expressed as a percentage of such eligible participants' base salaries for the Fiscal Year with respect to which such awards are made. The "Applicable Percentage" shall be expressed as a decimal. (Example: The Incentive Plan has two participants for 1997, A and B. A's base salary for 1997 is $50,000, and A receives incentive compensation under the Incentive Plan of $5,000. B's base salary for 1997 is $40,000, and B receives incentive compensation under the Incentive Plan of $4,400. In this example, the Applicable Percentage is .11 because B received incentive pay equal to 11% of his base salary for the Fiscal Year in question.) Incentive Awards shall be paid only in Stock or, if the Director has elected to defer receipt of such Incentive Award pursuant to Section 6.1, in the form of Stock Equivalents credited to the Director's Deferred Account. For each Incentive Award, the number of shares of Stock to be issued or the number of Stock Equivalents to be credited, as the case may be, shall be equal to the Incentive Award Value of such Incentive Award, divided by the Fair Market Value of a share of Stock determined as of the date incentive bonuses become payable to employees of the Company under the Incentive Plan. Incentive Awards shall, subject to receipt of approval by the shareholders of the Company, be awarded to Directors beginning with awards for the Fiscal Year ended June 30, 1996, and for each Fiscal Year thereafter during the term of this Plan. The Incentive Awards for the Fiscal Year ended June 30, 1996 shall be made as soon as practicable following the Shareholder Approval Date.

Section 6.  Deferrals and Distributions

     6.1 Deferral Elections. A Director may elect to defer receipt of (i) Fees otherwise payable to him; and (ii) Incentive Awards to the Director pursuant to Section 5.2. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee. The notice shall state: (i) whether Fees or Incentive Awards or both are to be deferred and (ii) the date as of which deferral is to commence. Subject to any exceptions provided in this Plan, the year in which distribution is to commence shall be the year in which the Director ceases to be a director of the Company.

     6.2 Time for Electing Deferral and Change in Election. An election to defer receipt of Fees and/or Incentive Awards shall be made prior to the later to occur of the following: (i) the beginning of the calendar year during which the Fees and/or Incentive Awards to be deferred are to be earned; or (ii) the thirty-first day following the date the Director first becomes eligible to participate in the Plan; provided that, an election made after the first day of a calendar year shall only apply to (A) Fees earned after the date of the election and (B) Incentive Awards with respect to calendar years beginning after the date of the election. An election to defer, once made, is irrevocable for the first calendar year with respect to which the election is made, except as provided in Section 6.11 hereof. An election to defer, once made, shall continue to be effective for succeeding calendar years until revoked or modified by the Director by written notice to the Company prior to the beginning of a calendar year for which Fees and/or Incentive Awards would otherwise be deferred.

     6.3 Deferred Accounts. A Deferred Account shall be established for each Director. An amount equal to Fees deferred by a Director shall be credited to such Account as of the date such amounts would otherwise have been paid in cash to the Director. If the Director has previously given written notice of an election to have cash compensation converted into Stock Equivalents to the Company in a form approved by the Administrative Committee, such compensation, and accrued interest thereon, if any, shall be converted into Stock Equivalents based on Fair Market Value as of the latest to occur of (i) the date such amounts would have otherwise been paid in cash to the Director or (ii) the Shareholder Approval Date. Any cash amount credited to a Deferred Account shall earn interest at the Interest Rate from the date as of which the amount was credited to the Deferred Account until the earlier of (i) the date as of which any such amount is converted into Stock Equivalents as provided in this Section, or (ii) the date of distribution of such amounts pursuant to this Plan. Stock Equivalents representing deferred Incentive Awards shall be credited to such Account as of the date on which incentive compensation for such Fiscal Year becomes payable pursuant to the Incentive Plan. A Director's Deferred Account shall also be credited with hypothetical dividends and other distributions pursuant to Section 6.4.

     6.4 Hypothetical Dividends on Stock Equivalents. Stock Equivalents having a Fair Market Value as of the applicable distribution date equal to Dividends and other distributions that would have been paid if Stock Equivalents credited to a Deferred Account had been outstanding as Stock shall be credited to such Deferred Account as of the respective distribution dates for such Dividends or other distributions. Stock Equivalents having a Fair Market Value as of the applicable distribution date equal to the values as of such date of any securities that would have been issued in respect of Stock Equivalents, if such Stock Equivalents credited to a Deferred Account had been outstanding as Stock, in connection with reclassification, spinoffs and the like shall be credited to such Deferred Account as of the respective distribution date for such securities. Fractional shares shall be credited to a Director's Deferred Account cumulatively, but the balance of shares of Stock Equivalents in a Director's Deferred Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 6.

     6.5 Statement of Accounts. A statement will be sent to each Director as to the dollar amount and Stock Equivalents credited to his or her Deferred Account at least once each calendar year.

     6.6 Payment of Accounts. Distribution of a Deferred Account shall be made in accordance with a Director's deferral notice. Such distribution shall consist of (A) the dollar amount credited to the Deferred Account in respect of Fees, for which no election to convert into Stock Equivalents shall have been made, and interest accrued thereon, and (B) one share of Stock for each Stock Equivalent credited to the Deferred Account as of the date for distribution.

     6.7 Payments to a Deceased Director's Estate. In the event of a Director's death before the balance of his Deferred Account is paid, payment of the balance of the Director's Deferred Account shall then be made to the beneficiary designated by the Director pursuant to Section 6.8 or, in the absence of a designation of a beneficiary pursuant to Section 6.8, to his estate, in the time and manner selected by the Administrative Committee. The Administrative Committee may take into account the application of any duly appointed administrator or executor of a Director's estate and direct that the balance of the Director's Deferred Account be paid to his estate in the manner requested by such application.

     6.8 Designation of Beneficiary. A Director may designate one or more beneficiaries in the manner and on a form approved by the Administrative Committee.

     6.9 Change in Control. Notwithstanding any provision of this Plan to the contrary, in the event a Change in Control of the Company occurs, within ten (10) days of the date of such Change in Control, each Director shall receive a lump sum distribution in cash equal to the dollar amount of the value of all Stock Equivalents credited to such Director's Deferred Account as of the Payment Date immediately preceding the date of distribution (based upon the highest Fair Market Value during the 30 days immediately preceding the Change in Control).

     6.10 Emergency Payments. In the event of an "unforeseeable emergency" as defined herein, a majority of the full Board (except that the member requesting distribution pursuant to this Section
6.10 shall not participate in any decision of the Board pursuant to this Section 6.10), may determine the amounts payable under Section 6 hereof and pay all or a part of such amounts without regard to the payment dates provided in Section 6, to the extent the Board determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by severe financial hardship and otherwise determines such payment is appropriate in its sole and absolute discretion. For the purposes of this Section, an "unforeseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary. Payments shall not be made pursuant to this Section to the extent that such hardship is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Director's or beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of the Director's deferrals under the Plan. Such action shall be taken only if a Director (or a Director's legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Board after making such inquiries as the Board deems necessary or appropriate.

     6.11 Payment of Taxable Amount. Notwithstanding any other provision of this Section 6 and regardless of whether payments have commenced under this Section 6, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director's Deferred Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's gross income for Federal and/or state income tax purposes, then the balance of the Deferred Account or the part thereof that was determined to be includable in gross income shall be distributed to the Director in a lump sum as soon as is practicable after such determination, without any action or approval by the Administrative Committee. A "final determination" of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director does not appeal within the time prescribed for appeals.

Section 7.  General Creditor Status

     Each Director, and each other recipient under a Director's Deferred Account pursuant to Section 6, shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets, and shall be the sole obligations, of the Company. The Plan is a promise to pay benefits in the future and it is the intention of the parties that it be "unfunded" for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), although it is not intended that this plan be subject to ERISA because Directors are not employees.

Section 8.  Claims Procedures

     If a claim for benefits made by any person (the "Applicant") is denied, the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (iv) explains the claim review procedures. Upon written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim, and if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit to the Administrative Committee issues and comments in writing, and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

Section 9.  Assignability

     The right to receive payments or distributions hereunder shall not be transferable or assignable by a Director other than by will or the laws of descent and distribution.

Section 10.  Plan Termination, Amendment and Modification

     The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the amount then credited to any Director's Deferred Account or otherwise adversely change the terms and conditions thereof without the Director's consent.

Section 11.  Governing Law/Plan Construction

     The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Montana. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, its board, committees or shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the board of directors of the Company.